SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                        THE SECURITIES EXCHANGE ACT 1934

Date of Report: November 12, 1996

                               US DIAGNOSTIC INC.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

                                    DELAWARE
--------------------------------------------------------------------------------
                 (State of other jurisdiction of incorporation)

        1-13392                                          11-3146389
--------------------------------------------------------------------------------
(Commission File Number)                      (IRS Employer Identification No.)

777 South Flagler Drive, Suite 1201, East Tower, West Palm Beach, Florida 33401
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip Code)

Registrant's telephone no, including area code: (561) 832-0006

Item 2. ACQUISITION OR DISPOSITION OF ASSETS

MEDICAL IMAGING CENTERS OF AMERICA, INC.

On November 12, 1996, the Company completed its previously announced merger (the "Merger") with Medical Imaging Centers of America, Inc. ("MICA"). Pursuant to the Merger, each outstanding share of MICA's common stock ("MICA Common Stock"), was converted into a right to receive $11.75 in cash (the "Merger Consideration"). Each option to purchase MICA Common Stock (each "MICA Option") was cancelled and each holder of a MICA Option became entitled to a cash payment equal to the product of the total number of shares subject to the MICA Option and the excess of $11.75 over the exercise price per share of the MICA Common Stock subject to the MICA Option.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS

        This amendment to Form 8-K previously filed on July 1, 1997 includes the following financial statements and auditor's report.

(a)     Financial Statements of Businesses Acquired.

        Audited consolidated balance sheets of Medical Imaging Centers of America, Inc. as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended December 31, 1995.

        Unaudited Consolidated Financial Statements of Medical Imaging Centers of America, Inc. as of and for the nine months ended September 30, 1996.

        Report of Ernst & Young LLP, Independent Auditors

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                                   US DIAGNOSTIC INC.


Dated: July 21, 1997               By: /s/ JOSEPH A. PAUL
                                     ----------------------------------------
                                     Joseph A. Paul
                                     Chief Executive Officer,
                                     Chief Operating Officer and President

               REPORT OF ERNST AND YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Medical Imaging Centers of America, Inc.

We have audited the accompanying consolidated balance sheets of Medical Imaging Centers of America, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity (net capital deficiency) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medical Imaging Centers of America, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                               /s/ ERNST & YOUNG LLP

San Diego, California
February 2, 1996, except for Note 2
as to which the date is March 19, 1996

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                    --------------------------
(in thousands except share information)                                1995             1994
------------------------------------------------------------------------------------------------
ASSETS:
Current assets:
  Cash and cash equivalents (includes restricted cash of
     $422 in 1995 and $655 in 1994)                                 $  10,732        $   8,524
  Trade and notes receivable, net                                       7,711            9,524
  Prepaid expenses and other current assets                               725            1,550
                                                                    --------------------------
     Total current assets                                              19,168           19,598
Equipment and leasehold improvements, net                              16,274           29,216
Equipment held for sale, net                                              800              400
Investment in and advances to unconsolidated entities, net              1,489            2,069
Intangible assets, net                                                  1,087            1,269
Other assets                                                              830              917
                                                                    --------------------------
                                                                    $  39,648        $  53,469
                                                                    ==========================

LIABILITIES AND SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY):
Current liabilities:
  Current portion long-term debt and capital lease obligations      $  11,161        $  11,541
  Current portion convertible subordinated debt                         2,800            2,800
  Accounts payable                                                      1,107            2,062
  Accrued compensation                                                    697            1,493
  Other accrued liabilities                                             3,066            3,430
                                                                    --------------------------
     Total current liabilities                                         18,831           21,326
Long-term debt and capital lease obligations                           11,182           25,206
Minority interest in consolidated partnerships                          1,222            1,598
Convertible subordinated debt                                           5,400            8,200
Commitments
Shareholders' equity (net capital deficiency):
  Preferred stock, no par value, 5,000,000 shares authorized;
     Series B preferred shares, no par value, 300,000 shares
     authorized, no shares issued or outstanding                          ---              ---
  Common stock, no par value, 30,000,000 shares authorized;
     2,479,460 and 2,426,645 shares issued and outstanding
     at December 31, 1995 and 1994, respectively                       54,691           54,473
Accumulated deficit                                                   (51,678)         (57,334)
                                                                    --------------------------
     Total Shareholders' equity (net capital deficiency)                3,013           (2,861)
                                                                    --------------------------
                                                                    $  39,648        $  53,469
                                                                    ==========================

  See accompanying notes.


                     MEDICAL IMAGING CENTERS OF AMERICA, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                           ------------------------------
(in thousands except per share information)                  1995       1994       1993
-----------------------------------------------------------------------------------------
REVENUES:
Medical services                                           $43,192    $55,440    $ 65,786
Equipment and medical suite sales                            3,345      1,866       3,011
                                                           -------    -------    --------
    Total revenues                                          46,537     57,306      68,797

COSTS AND EXPENSES:
Costs of medical services                                   25,387     33,693      42,786
Costs of equipment and medical suite sales                   2,846      1,749       2,664
Marketing, general and administrative                        2,773      5,550       7,872
Provision for doubtful accounts                              1,059      1,343       2,643
Depreciation and amortization of equipment
    and leasehold improvements                               9,471     12,221      12,672
Amortization of intangibles and deferred costs                 490        366       1,190
Equity in net income of unconsolidated entities               (674)      (708)       (531)
Interest expense                                             3,557      5,258       6,459
Interest income                                               (534)      (454)       (657)
Special charge                                                  --         --      23,490
Gain on sale of assets                                      (3,460)        --          --
                                                           -------    -------    --------
    Total costs and expenses                                40,915     59,018      98,588
                                                           -------    -------    --------
Income (loss) before minority interest,
     income taxes and extraordinary gain                     5,622     (1,712)    (29,791)
Minority interest in net (income) loss of
    consolidated partnerships                                  214        (98)        178
                                                           -------    -------    --------
Income (loss) before income taxes and extraordinary gain     5,836     (1,810)    (29,613)
Income tax provision                                           180         --          --
                                                           -------    -------    --------
Income (loss) before extraordinary gain                      5,656     (1,810)    (29,613)
Extraordinary gain                                              --      1,316          --
                                                           -------    -------    --------
Net income (loss)                                          $ 5,656    $  (494)   $(29,613)
                                                           =======    =======    ========
PRIMARY EARNINGS PER SHARE:
Income (loss) before extraordinary gain                    $  2.19    $  (.75)   $ (12.54)
Extraordinary gain                                         $    --    $   .55    $     --
                                                           -------    -------    --------
Net income (loss)                                          $  2.19    $  (.20)   $ (12.54)
                                                           =======    =======    ========
FULLY DILUTED EARNINGS PER SHARE:
Net income (loss)                                          $  1.96    $  (.20)   $ (12.54)
                                                           =======    =======    ========
SHARES USED IN PER SHARE AMOUNTS:
    Primary                                                  2,585      2,426       2,361
                                                           =======    =======    ========
    Fully Diluted                                            3,219      2,426       2,361
                                                           =======    =======    ========

See accompanying notes.

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

                                                           COMMON SHARES
                                             ------------------------------------------
                                             ISSUED AND OUTSTANDING        ISSUABLE
                                             ----------------------   -----------------  ACCUMULATED
(in thousands except per share information)   SHARES       AMOUNT      SHARES    AMOUNT    DEFICIT
                                             ---------    --------     ------    ------  -----------
Balance at December 31, 1992                 2,361,085    $ 53,670     64,894    $ 800    $(27,227)

Net loss                                            --          --         --       --     (29,613)
                                             ---------    --------     ------    -----    --------
Balance at December 31, 1993                 2,361,085      53,670     64,894      800     (56,840)

Stock options exercised                            666           3         --       --          --
Litigation settlement -
  common shares issued                          64,894         800    (64,894)    (800)         --
Net loss                                            --          --         --       --        (494)
                                             ---------    --------     ------    -----    --------
Balance at December 31, 1994                 2,426,645      54,473         --       --    $(57,334)

Stock options exercised                         53,000         219         --       --          --
Cash paid for fractional shares resulting
  from one-for-five reverse stock split           (185)         (1)        --       --          --
Net income                                          --          --         --       --       5,656
                                             ---------    --------     ------    -----    --------
Balance at December 31, 1995                 2,479,460    $ 54,691         --    $  --    $(51,678)
                                             =========    ========     ======    =====    ========

See accompanying notes.


                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               --------------------------------
(in thousands)                                                                   1995        1994        1993
-----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income (loss)                                                              $  5,656    $   (494)   $(29,613)
Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
    Depreciation and amortization                                                 9,961      12,587      13,862
    Amortization of deferred financing costs                                         97         135         135
    Provision for doubtful accounts                                               1,059       1,343       2,643
    Equity in net income of unconsolidated entities, net of distributions            --        (430)       (260)
    Minority interest in net income (loss) of consolidated partnerships            (214)         98        (178)
    Net value of equipment sold                                                   2,826       1,404       4,700
    Gain on sale of Division assets                                              (3,460)         --          --
    Extraordinary gain                                                               --      (1,316)         --
    Special charge                                                                   --          --      23,490

Change in assets and liabilities:
    Decrease (increase) in trade receivables                                      1,081       1,937      (1,210)
    Decrease in prepaid expenses and other current assets                           823         346       1,125
    Decrease in accounts payable and other accrued liabilities                   (1,623)       (634)     (2,180)
    Decrease in accrued compensation                                               (796)        (61)       (913)
    Decrease in other                                                                --          --         494
                                                                               --------    --------    --------
         Net cash provided by operating activities                               15,410      14,915      12,095

INVESTING ACTIVITIES:
Proceeds from sale of Division assets                                             3,746          --          --
Capital expenditures                                                             (1,282)     (3,065)     (3,286)
Decrease in notes receivable                                                         --         200         114
Decrease in investment in and advances to
    unconsolidated entities, net                                                    475         368         197
Acquisitions, net of cash                                                          (312)       (657)         --
Proceeds from the sale of long-term investments                                      --          --       2,750
Other, net                                                                           (1)         80         387
                                                                               --------    --------    --------
         Net cash provided by (used in) investing activities                      2,626      (3,074)        162

FINANCING ACTIVITIES:
Principal payments on long-term debt and capital lease obligations              (15,901)    (11,904)    (15,510)
Proceeds from the issuance of long-term debt                                         --       1,123       7,089
Distribution to minority interests                                                 (151)       (590)       (459)
Other, net                                                                          224        (128)        (57)
                                                                               --------    --------    --------
         Net cash used in financing activities                                  (15,828)    (11,499)     (8,937)
                                                                               --------    --------    --------
Net increase in cash and cash equivalents                                         2,208         342       3,320
Cash and cash equivalents at beginning of year                                    8,524       8,182       4,862
                                                                               --------    --------    --------
Cash and cash equivalents at end of year                                       $ 10,732    $  8,524    $  8,182
                                                                               ========    ========    ========

See accompanying notes.

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

                                                                           YEAR ENDED DECEMBER 31,
                                                                  ----------------------------------------
(in thousands)                                                     1995             1994             1993
------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW DATA:
    Interest paid                                                 $3,488           $5,123           $5,918
                                                                  ======           ======           ======

    Income taxes paid                                             $  180           $   67           $   88
                                                                  ======           ======           ======

SUPPLEMENTAL NON-CASH INVESTING
    AND FINANCING ACTIVITIES:
    Additions to capital lease obligations                        $1,274           $8,545           $7,481
                                                                  ======           ======           ======
    Retirement of debt and termination of capital lease
         obligations in exchange for equipment                    $1,570           $7,075           $7,655
                                                                  ======           ======           ======

    Assignment of debt related to sale of Division assets         $1,047           $   --           $   --
                                                                  ======           ======           ======
    Acquisitions:
    Fair value of assets acquired, other than cash                $   11           $  266           $   --
    Excess of purchase price over fair value                         301              875               --
    Notes assumed                                                     --             (484)              --
                                                                  ------           ------           ------
         Acquisitions, net of cash                                $  312           $  657           $   --
                                                                  ======           ======           ======

See accompanying notes.

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS - Medical Imaging Centers of America, Inc. ("MICA" or the "Company") is a California corporation which provides medical diagnostic imaging services to physicians, managed care providers and hospitals nationwide. These services are provided to patients under DMC arrangements and to hospitals primarily under fee-for-service arrangements which account for approximately 61% and 39%, respectively, of medical services revenues.

         PRINCIPLES OF CONSOLIDATION - The accompanying financial statements consolidate the accounts of the Company, its wholly-owned subsidiaries, and certain majority controlled Diagnostic Medical Centers ("DMCs"). Investments in DMCs for which the Company does not have a controlling majority ownership are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

         REVENUES - Revenue is recognized when services are provided through DMCs, fee-for-service arrangements with hospitals and management agreements with unconsolidated and managed DMCs.

         CASH AND CASH EQUIVALENTS - The Company considers cash equivalents to be those instruments with original maturities of three months or less. At December 31, 1995 and 1994, cash restricted for use in DMC operations was $422,000 and $655,000, respectively.

         NET INCOME (LOSS) PER SHARE - Net income (loss) per common share is computed on the basis of the weighted average number of common shares outstanding and common share equivalents and convertible debentures if dilutive. The Company effected a one-for-five reverse stock split for shareholders of record on October 16, 1995. All per share data has been restated for all periods presented to give effect to the reverse stock split. The Company's Common Stock trades on the OTC Bulletin Board under the new symbol "MIGA".

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         RECLASSIFICATIONS - Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform with the 1995 presentation.

         OTHER - See Notes 6, 7 and 11 for accounting policies related to depreciation, amortization and income taxes.

2.       SETTLEMENT AGREEMENT

         On January 2, 1996, Steel Partners II, L.P. ("Steel"), which as of March 19, 1996 owned 19.8% of the Company's outstanding common stock, filed proxy materials with the Securities and Exchange Commission to replace the current Board of Directors with its own representatives. The Company held a special meeting of shareholders on February 26, 1996. On March 19, 1996, the Company and Steel entered into an Agreement of Compromise and Settlement (the "Settlement Agreement"). The Settlement Agreement calls for the dismissal of all pending litigation and provides for mutual releases. The Settlement Agreement also provides that the February 26, 1996 Special Meeting of Shareholders will be adjourned without any final report from the Inspector of Elections, leaving the current Board of Directors in place.

         Pursuant to the Settlement Agreement, the Company is required to initiate a process to sell or merge the Company ("Auction Process"). If the process does not result in an announcement of a sale or merger transaction by June 19, 1996, a definitive agreement for a sale or merger transaction by July 19, 1996, or the consummation of a sale or merger transaction by November 19, 1996, the current members of the Company's Board of Directors will resign from their positions and be replaced by designees of Steel.

         The Settlement Agreement calls for the company to amend the severance agreements of the Company's chief executive officer and chief financial officer to provide that the Company's failure to meet such deadlines shall constitute an "involuntary termination" for purposes of their respective severance packages.

         Steel has agreed that it will not acquire beneficial ownership of any of the Company's securities during the Auction Process.

         The Settlement Agreement also requires the Company to redeem all outstanding Rights issued pursuant to the Company's shareholder rights plan and prohibits the Company from enacting a new shareholder rights plan without the prior written consent of Steel (see Note 12).

         Simultaneous with its entering into the settlement, the Company entered into a Standstill Agreement with Arrowhead Holdings Corporation, a Delaware corporation ("Arrowhead"), containing substantially the same terms as the Settlement Agreement with Steel.

         The Company estimates that the total expenditures for such solicitation, including the fees and expenses of the Company's attorneys, financial advisors, public relations firm and proxy solicitors, excluding salaries and wages of its officers and employees and including the amounts reimbursed to Steel, will be approximately $1,325,000, and will be recorded as a charge to operations in the first quarter of 1996. No amounts have been reflected in the financial statements as of December 31, 1995 with regard to the Company's Settlement Agreement and proxy solicitation.

3.       OPERATIONS

         The Company had cash and cash equivalents of $10.7 million and working capital of $337,000 as of December 31, 1995. Although there can be no assurances, management believes that its cash on hand at year end and cashflow from future operations will be sufficient to meet its obligations as they come due.

         The successful operation of the Company is dependent on the effects of certain trends and legislation affecting the healthcare industry. The Omnibus Budget Reconciliation Act of 1993 ("Stark II") limits referrals by physicians of Medicare/Medicaid patients to other providers in which the physician has an ownership interest. The Company has a limited number of limited partnership units of consolidated partnerships owned by referring physicians. The Company is in the process of acquiring these units and does not anticipate such acquisitions will require a material amount of the Company's capital. Certain states have also enacted legislation which similarly limits patient referrals, limits the fees which a patient can be charged or requires state approval for the expansion of healthcare facilities. The Company believes that the effects on its operations as a result of these legislative actions will not be material. In addition to state and federal governments, the public has recently focused significant attention on reforming the healthcare system in the United States. Within the past two years, a broad range of healthcare reform measures have been introduced in Congress and in certain state legislatures. Certain proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs that could include a freeze on prices charged by physicians, hospitals or other healthcare providers, and greater state flexibility in the administration of Medicaid, could adversely affect the Company. There can be no assurance that currently proposed or future healthcare programs, regulations or policies will not have a material adverse effect on the Company's operating results.

         On January 16, 1996 the Company entered into an agreement with a creditor to pay off a promissory note. The Company paid $1,425,000 cash and applied $912,000 in proceeds due from the exercise of a warrant to purchase 160,000 shares of MICA's Common Stock as payment in full to retire the note.
In connection with this transaction the Company issued an additional warrant to purchase 60,000 shares of the Company's Common Stock at an exercise price of $8.50 per share which expires on December 31, 1998. At the date of grant, the Company allocated $200,000 to the cost of the warrant which was determined to be its fair value. The Company recorded a gain of $517,000 from the settlement of this obligation in January 1996.

4.       RECEIVABLES

         Long-term receivables, which include DMC trade receivables which are not expected to be collected within one year, are included in Other assets on the accompanying consolidated balance sheets. The Company's trade receivables are primarily from hospitals and third party payor groups operating throughout the United States.

                                                               DECEMBER 31,
                                                           --------------------
         (in thousands)                                    1995         1994
         ----------------------------------------------------------------------
         Trade accounts receivable less allowance of
             $4,503 in 1995 and $6,046 in 1994             $ 8,431      $10,284
                 Less current trade and receivables         (7,711)      (9,524)
                                                           -------      -------
                 Long-term receivables                     $   720      $   760
                                                           =======      =======

5.       INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED ENTITIES

         The Company has investments in certain DMCs which are accounted for using the equity method. Unaudited summarized combined financial information for the unconsolidated DMCs is as follows:

BALANCE SHEETS


                                                               DECEMBER 31,
                                                           --------------------
         (in thousands)                                    1995            1994
         ----------------------------------------------------------------------
         Current assets                                    $4,387       $ 5,288
         Equipment and leasehold improvements, net          3,909         5,432
         Other assets                                         118           126
                                                           ------       -------
                                                           $8,414       $10,846
                                                           ======       =======

         Current liabilities                               $2,879       $ 2,388
         Advances from MICA                                 2,008         2,285
         Long-term debt and capital lease obligations       2,198         4,020
         Partners' equity                                   1,329         2,153
                                                           ------       -------
                                                           $8,414       $10,846
                                                           ======       =======

         The Company's share of partners equity in unconsolidated DMCs is $903,000 and $1,393,000 at December 31, 1995 and 1994, respectively. The Company has recorded valuation allowances at December 31, 1995 and 1994 of $1,788,000 against its advances to unconsolidated entities of $2,375,000 and $2,464,000, respectively.

STATEMENTS OF OPERATIONS

                                                YEAR ENDED DECEMBER 31,
                                        ----------------------------------------
         (in thousands)                  1995            1994             1993
         -----------------------------------------------------------------------
         Revenues                       $10,431         $11,279          $10,986
         Costs and expenses               7,550           8,587            8,657
                                        -------         -------          -------
         Net income                     $ 2,881         $ 2,692          $ 2,329
                                        =======         =======          =======

         The Company's revenues include $629,000, $744,000 and $737,000 for the years ended 1995, 1994 and 1993 respectively from management fees from the unconsolidated DMCs.

         The Company has guaranteed $3,899,000 in capital lease and debt obligations of its unconsolidated DMCs with terms through 2000.

6.       EQUIPMENT AND LEASEHOLD IMPROVEMENTS

         Equipment and leasehold improvements are carried at the lower of cost or net realizable value and are summarized as follows:

                                                                DECEMBER 31,
                                                            --------------------
         (in thousands)                                       1995        1994
         -----------------------------------------------------------------------
         Equipment and furniture, net of valuation reserve
             of $5,206 in 1995 and $6,684 in 1994           $ 38,865    $59,683
         Leasehold improvements                                2,577      3,207
                                                            --------    -------
                                                            $ 41,442    $62,890
         Accumulated depreciation and amortization           (25,168)   (33,674)
                                                            --------    -------
                                                            $ 16,274    $29,216
                                                            ========    =======

         Depreciation and amortization are calculated on a straight-line basis over the estimated useful life of the asset or over the lease term, if shorter. Lease terms are generally five to seven years for equipment and furniture and fifteen years for leasehold improvements. Equipment includes assets financed through capital leases of $19,040,000 and $27,965,000 with accumulated amortization of $7,949,000 and $10,825,000 at December 31, 1995 and 1994,
respectively. The Company periodically reviews its equipment portfolio to determine that its carrying value is the lower of cost or net realizable value.

         Management intends to sell certain equipment used during the year in the Company's on-going business operations. Accordingly, this equipment has been classified as equipment held for sale at its estimated realizable value at December 31, 1995 and 1994.

7.       INTANGIBLE ASSETS

         Intangible assets consist of the following:

                                                                         DECEMBER 31,
                                                                        --------------
         (in thousands)                                                 1995      1994
         -----------------------------------------------------------------------------
         Excess of purchase price over net assets acquired, less
             accumulated amortization of $466 in 1995 and $142 in 1994  $  824  $  742
         Deferred costs, less accumulated amortization
             of $1,179 in 1995 and $1,464 in 1994                          263     527
                                                                        ------  ------
                                                                        $1,087  $1,269
                                                                        ======  ======

         During 1995, the Company acquired certain assets of one imaging center and additional limited partner units in certain of its DMCs for $312,000 in cash. Of the total purchase price, $301,000 was allocated to goodwill and is being amortized using the straight-line method over the estimated useful life of the assets which is five years. The Company's results of operations were not materially affected as a result of these acquisitions.

         During 1994, the Company acquired certain assets of two imaging centers and additional limited partner units in certain of its DMCs for $657,000 in cash and $484,000 in promissory notes. Of the total purchase price, $875,000 was allocated to goodwill and is being amortized using the straight-line method over the estimated useful life of the assets which is three years. The Company's results of operations were not materially affected as a result of these acquisitions.

         The Company periodically reviews goodwill to assess recoverability based upon projected undiscounted cash flows to be received from operating income. If such cash flows are less than the carrying value of goodwill the difference is charged to expense.

         Deferred costs primarily include debt financing costs incurred in connection with the issuance of debentures which have been deferred and are being amortized on a weighted average basis over the term of the indebtedness.

8.       DEBT

         Long-term debt for equipment financing consists of the following:

                                                                                       DECEMBER 31,
                                                                                       ---------------
         (in thousands)                                                                1995      1994
         ---------------------------------------------------------------------------------------------
         Capital lease obligations - weighted average interest rate of
             approximately 9%; due at various dates through 2000                     $11,937   $18,580
         Equipment installment loans payable - weighted average interest rate of
             approximately 7%; due at various dates through 2000                      10,406    17,567
         Note payable to a bank - effective interest rate of 10.5%;
             final payment made on October 23, 1995                                       --       600
                                                                                     -------   -------
                                                                                      22,343    36,747
         Less current maturities                                                     (11,161)  (11,541)
                                                                                     -------   -------
                                                                                     $11,182   $25,206
                                                                                     =======   =======

         Maturities on notes payable and long-term debt over the next five years are as follows:

         (in thousands)
         YEARS ENDING DECEMBER 31,
         -----------------------------------------------------------------------
         1996                                                            $ 7,210
         1997                                                              1,774
         1998                                                                886
         1999                                                                481
         2000                                                                 55
                                                                         -------
                                                                         $10,406
                                                                         =======

         The Company finances certain equipment under capital leases. These capital leases generally have terms of five to seven years. Future minimum payments under capital leases are as follows:

         (in thousands)
         YEARS ENDING DECEMBER 31,
         -----------------------------------------------------------------------
         1996                                                           $ 4,787
         1997                                                             3,767
         1998                                                             3,059
         1999                                                             1,925
         2000                                                                78
                                                                        -------
         Total minimum lease payments                                    13,616
             Amounts representing interest                               (1,679)
                                                                        -------
             Present value of future minimum lease payments              11,937
                 Less amounts due in one year                            (3,951)
                                                                        -------
                 Long-term capital lease obligations                    $ 7,986
                                                                        =======

9.       CONVERTIBLE SUBORDINATED DEBT

         Convertible subordinated debentures are due in 1999 with interest payable semi-annually at 6%. The debentures are convertible into MICA Common Stock at $15 per share and may be redeemed by the Company if the closing bid price of the Company's Common Stock on any 20 consecutive trading days has been at least $22.50 per share. The Company is required to redeem the debentures on April 30 as follows: 1996 - $2,800,000; and 1997 - $2,600,000. The final payment of $2,800,000 is due April 30, 1999. The indenture relating to this financing contains restrictions on the payment of cash dividends based upon an accumulative net income test with certain adjustments. The indenture also has limitations on the reacquisition of shares and requires a Minimum Consolidated Shareholders Equity. In addition, the Company is obligated to offer to prepay the Debentures in the event of a "change in control" of the Company. "Change in control" is defined to include the acquisition by any person or group of persons of the power to elect, appoint or cause the election of at least a majority of the members of the Board of Directors. In light of the favorable interest rate the Company currently is paying on the Debentures and the fact that the conversion price is significantly above the current market price of the Company's Common Stock, management believes that most, if not all, of the holders of the Debentures would elect prepayment of their Debentures in the event of a change in control (see Note 2). At December 31, 1995, the Company is in compliance with all debt covenants. In February of 1994, the convertible subordinated debenture holders agreed to exclude the 1993 non-cash charge of approximately $21,500,000 related to goodwill from the definition of Minimum Shareholders Equity. In return, the Company agreed to an increase in the Minimum Shareholders Equity covenant from $5,190,000 to $10,000,000.

10.       COMMITMENTS

         The Company leases its facilities and certain equipment under operating lease agreements with terms ranging from three to twenty years. Certain facility lease agreements provide for rent increases based on the increases in the Consumer Price Index and operating costs. Also, the Company has the option to renew certain facility leases for additional terms varying from five to ten years.

         The Company's consolidated DMCs have entered into multi-year equipment maintenance agreements. Future minimum payments under operating leases and equipment maintenance agreements are as follows:

         (in thousands)
         -----------------------------------------------------------------------
         1996                                                           $ 5,031
         1997                                                             3,750
         1998                                                             3,166
         1999                                                             2,392
         2000                                                             1,340
         Later years                                                        574
                                                                        -------
         Total minimum payments                                         $16,253
                                                                        =======

         Rent expense under operating leases totaled $5,362,000, $8,263,000 and $11,509,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and is included in Costs of medical services in the Company's consolidated statements of operations.

11.       INCOME TAXES

         The Company accounts for income taxes using FAS Statement No. 109, Accounting for Income Taxes. Statement 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, Statement 109 generally considers all expected future events other than enactments of changes in the tax law or rates.

         At December 31, 1995, the Company had Federal net operating loss carryforwards of approximately $21,837,000 for income tax purposes that expire in 2008. The Company has investment tax credit carryforwards of approximately $418,000 which begin to expire in 1999. In addition, the Company has a Federal alternative minimum tax credit carryforward of approximately $166,000 which has no expiration date. In accordance with the Internal Revenue Code, the Company's use of its net operating loss carryforwards could be limited in the event of certain cumulative changes in the Company's stock ownership. For financial reporting purposes, a valuation allowance of approximately $11,761,000 has been recognized to offset the deferred tax assets.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                               DECEMBER 31,
                                                           ---------------------
         (in thousands)                                    1995        1994
         -----------------------------------------------------------------------
         Deferred tax assets:
             Net operating loss carryforwards              $  7,643    $ 10,655
             Valuation reserves                               4,386       5,160
             Other                                            3,830       4,308
                                                           --------    --------
                 Total deferred tax assets                   15,859      20,123
         Valuation allowance for deferred tax assets        (11,761)    (14,156)
                                                           --------    --------
             Net deferred tax assets                          4,098       5,967
                                                           --------    --------
         Deferred tax liabilities:
             Tax over financial reporting depreciation        4,098       5,967
                                                           --------    --------
                 Total deferred tax liabilities               4,098       5,967
                                                           --------    --------
                 Net deferred tax liabilities              $     --    $     --
                                                           ========    ========

         For the year ended 1995, MICA provided $120,000 in Federal tax related to alternative minimum tax and $60,000 related to state income tax. No income taxes were provided in 1994 or 1993.

         The reconciliation of income tax computed at the U.S. federal statutory tax rates to the income tax provision is as follows:

         YEAR ENDED DECEMBER 31,                      1995     1994     1993
         ----------------------------------------------------------------------
         Federal statutory tax (benefit) rate          34.0%   (34.0%)  (34.0%)
         Limitation of benefit on net operating loss     --     32.3     16.6
         Benefit of loss carryforwards                (32.1)      --       --
         Non-deductible amortization expense             --       --     17.4
         State tax, net of federal income taxes         1.0       --       --
         Other                                           .2      1.7       --
                                                      -----    -----    -----
         Effective tax rate                             3.1%      --%      --%
                                                      =====    =====    =====

12.      SHAREHOLDERS EQUITY

         COMMON STOCK - At December 31, 1995, the Company had reserved 1,113,001 shares of Common Stock for issuance in connection with the exercise of outstanding stock options and warrants and the conversion of debentures.

         In March 1993, the United States District Court for the Southern District of California approved a settlement of a class action lawsuit brought in 1991 against the Company and certain former officers. The settlement provided for the Company to issue 64,894 shares (after giving effect to the one-for-five reverse stock split which occurred in 1995) of its Common Stock at an agreed upon value of $800,000 and for the insurers of the individual defendants to pay $2,650,000. On January 3, 1994, the Company issued 64,894 shares related to the litigation settlement.

         PREFERRED STOCK-SERIES B - In October 1991, the Company's Board of Directors authorized 300,000 shares of Series B Preferred Stock without par value in connection with the Company's entering into a Rights Agreement. Each share of Series B Preferred Stock entitled the holder thereof to 100 votes on all matters submitted to a vote of the shareholders. Such shares of Series B Preferred Stock were to be issued pursuant to the Rights Agreement at a ratio of one one-hundredths of a share per Right upon the occurrence of certain event and upon the Right holder's payment of an exercise price.

         On March 19, 1996, the Board of Directors ordered the redemption of all outstanding Rights so that no holder of Rights could exercise such Rights and no shares of Series B Preferred Stock could be issued in connection with the Rights Agreement. For a more detailed description of the Rights Agreement and the Board of Directors' actions in connection therewith, see "Preferred Stock Purchase Rights."

         WARRANTS - The Company issues warrants primarily to directors, underwriters and consultants for various services. Warrants are generally granted at prices equal to the fair market value of the shares on the date of grant. At year end 315,500 warrants were exercisable. In August 1995 a third party forfeited a warrant to purchase 300,000 shares of the Company's Common Stock pursuant to an agreement by the Company to pay $450,000. Warrant activity during 1995 and 1994 is summarized as follows:

                                                             NUMBER                  PRICE
                                                            OF SHARES              PER SHARE
         ---------------------------------------------------------------------------------------
         Outstanding at December 31, 1992                     78,200           $13.75  -  $68.15
         Granted                                             487,500             2.50  -    5.70
         Forfeited                                           (16,200)           48.75  -   68.15
                                                             -------            ----------------
         Outstanding at December 31, 1993                    549,500             2.50  -   21.90
         Granted                                               7,000                  2.81
         Forfeited                                           (41,000)           13.75  -   21.90
                                                             -------            ----------------
         Outstanding at December 31, 1994                    515,500             2.50  -   18.75
         Granted                                             107,000             4.05  -    7.81
         Forfeited                                          (307,000)            5.70  -   18.75
                                                             -------            ----------------
         Outstanding at December 31, 1995                    315,500            $2.50  -  $18.75
                                                             =======            ================

PREFERRED STOCK PURCHASE RIGHTS

         In October 1991, the Company's Board of Directors declared a dividend distribution of one preferred share purchase right (a "Right") for each share of Company Common Stock ("Common Share") outstanding at the close of business on October 18, 1991 (the "Record Date"). Each Right entitled the registered holder to purchase from the Company one one-hundredth of a share of Series B Preferred Stock, no par value, at a purchase price of thirty-five dollars ($35.00) per one one-hundredth of a Preferred Share, subject to adjustment. The Board of Directors also authorized and directed the issuance of one Right with respect to each Common Share that should become outstanding between the Record Date and the earliest of the Distribution Date (as defined below), the date the Rights are redeemed and the date the Rights expire.

         The Rights Agreement pursuant to which Rights were issued provided that Rights would not be exercisable until such time as the Company issued separate Right Certificates to the holders of Rights on a "Distribution Date," a date ten days after a public announcement that the dilutive provisions of the Rights Agreement had been triggered. The Rights Agreement further provided that the Board of Directors could redeem the Rights in whole, but not in part, at a price of $.01 per Right and that the holder of Rights would have no rights as a shareholder of the Company until he exercised such Rights.

         On January 10, 1996, the Company's Board of Directors approved certain amendments to the Rights Plan to provide greater flexibility for the Company and to take into consideration a one-for-five reverse stock split effected by the Company in October 1995. The Rights Agreement, as amended by the First Amendment to Rights Agreement, made the determination of whether the dilutive provisions of the Rights Agreement had been triggered dependent on a public announcement by the Company or by a shareholder that the shareholder's beneficial ownership of Common Stock has risen above 20% of the total issued and outstanding shares of Common Stock. In contrast, the original Rights Agreement made such determination automatic upon a shareholder reaching the 20% threshold. By making the triggering of the rights dependent on a public announcement, the Company eliminated the possibility that it might face a situation in which the rights would be activated and the Board would not have an opportunity to redeem the rights. The amendments approved by the Board of Directors also changed the redemption price from $.01 to $.05 to reflect the one-for-five reverse stock split in October of 1995.

         On March 1, 1996, the Company announced, based on a report from a Special Committee of the Board of Directors, that a group of shareholders which included Steel Partners II, L.P. and Steel Partners Associates had acquired in excess of 20% of the outstanding Common Stock of the Company and that the dilutive provisions of Rights Agreement had been triggered. The Company also announced that it had approved a Second Amendment to the Rights Agreement which shortened from ten days to seven days the period during which the Board of Directors could redeem the Rights following the public announcement that a shareholder or a group of shareholders had triggered the dilutive provisions of the Rights Agreement. The Company also reduced from ten days to seven days the period between the public announcement of the triggering of the dilution provisions and the Distribution Date.

         On March 7, 1996, the Board of Directors approved a Third Amendment to the Rights Agreement which extended until March 12, 1996 at 11:59 p.m. Pacific Standard Time the period during which the Company could redeem the Rights and following which the Company could distribute separate Right Certificates. The Company extended the Distribution Date and the time for redemption of the Rights once again to March 19, 1996 at 11:59 p.m. PST by way of a Fourth Amendment to the Rights Agreement dated as of March 11, 1996.

         On March 19, 1996, the Company announced that its Board of Directors had ordered the redemption of all outstanding Rights as part of the Agreement of Compromise and Settlement between the Company and certain of its affiliates, on the one hand, and Steel Partners II, L.P. and certain of its affiliates, on the other hand (the "Settlement Agreement") (see Note 2 for a description of the Settlement Agreement). The Company set March 29, 1996 as the record date for determining the holders of rights entitled to payment of the $.05 per share Redemption Price and April 8, 1996 as the date for payment of the Redemption Price. The Company anticipates that it will be required to pay $134,000 in the aggregate to holders of Rights in order to effect the redemption of all outstanding Rights.

13.      RETIREMENT PLAN AND STOCK OPTIONS

         RETIREMENT PLAN - Under Section 401(k) of the Internal Revenue Code the Company instituted a tax deferred retirement plan (the "TDRP") for the benefit of all employees meeting certain minimum eligibility requirements. Under the TDRP, an employee may defer up to 10% of pre-tax earnings, subject to certain limitations, and contribute it to a trusteed plan. The Company will match 50% of an employee s deferred salary up to a maximum of 6% of gross pay. The Company's matching contributions vest over a five-year period. For the years ended December 31, 1995, 1994 and 1993, the Company contributed $118,000, $101,000 and $135,000, respectively, to match employee contributions.

         STOCK OPTIONS - The Company has been authorized to issue 489,000 shares of Common Stock to certain key employees under its Stock Option Plan adopted in 1985 and 1994. Options are granted at prices equal to the fair market value of the shares at the date of grant and are usually exercisable in cumulative annual increments each year, commencing one year after the date of grant. Activity under the Company's stock option plans during 1995 and 1994 are summarized as follows:

                                                             NUMBER                  PRICE
                                                            OF SHARES              PER SHARE
         ---------------------------------------------------------------------------------------
         Outstanding at December 31, 1992                    137,867           $13.75  -  $21.90
         Granted                                             122,800             3.13  -    4.40
         Forfeited                                          (105,967)            3.13  -   21.90
                                                             -------            ----------------
         Outstanding at December 31, 1993                    154,700             3.13  -   21.90
         Granted                                             160,800             2.35  -    3.60
         Exercised                                              (666)                 3.13
         Forfeited                                           (98,134)            2.35  -   21.90
                                                             -------            ----------------
         Outstanding at December 31, 1994                    216,700             2.35  -   21.90
         Granted                                             121,800                  7.81
         Exercised                                           (53,000)            2.35  -    3.44
         Forfeited                                           (34,666)            2.35  -   21.90
                                                             -------            ----------------
         Outstanding at December 31, 1995                    250,834            $2.35  -  $21.90
                                                             =======            ================

         Options exercisable at December 31, 1995 totaled 146,694 and shares available for future grant at year end totaled 71,052.

14.      SPECIAL CHARGES

         Operating results in 1993 include a non-cash charge of approximately $21,500,000 to write off goodwill associated with prior years acquisitions and a non-cash charge of $2,000,000 to increase reserves established to reflect uncertainty regarding the realization of certain other assets.

15.      EXTRAORDINARY GAIN

         The Company financed an equipment acquisition for one of its managed DMCs. The operations of the DMC were unsuccessful and foreclosure proceedings were initiated by the lender. In mitigation of damages, the underlying lender arranged for the sale of the unit which resulted in the forgiveness of MICA's indebtedness. In 1994, the Company recorded a non-cash extraordinary gain of $1.3 million resulting from the forgiveness of debt related to certain MRI equipment.

16.      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Dr. Keith R. Burnett, a director of the Company, is a principal and officer of Magnetic Imaging Medical Group ("MIMG"), which provides radiology and other medical services for the Company's Diagnostic Medical Centers located in Long Beach, Huntington Beach, Laguna Niguel and Downey, California. MIMG is a Co-General Partner of the center in Long Beach. Dr. Burnett serves as the Medical Director for the facilities in Huntington Beach and Laguna Niguel. The Management, Licensing and Facilities Agreements between the respective Centers and MIMG ("Agreements") provide that MICA will receive for services rendered:
77.5% of the revenues collected at Long Beach Medical Imaging

Clinic, 80% of the revenues collected at Medical Imaging Center of Huntington Beach and Laguna Niguel MRI Center, and 82% at Downey MRI Center. Pursuant to the Agreements, the balance of the amounts collected is retained by MIMG as its fee. In 1995, the Company's share of revenues collected from the four centers was $1,669,000, $1,748,000, $783,000 and $834,000, respectively; MIMG's share of the revenues collected was $452,000, $413,000, $169,000 and $208,000, respectively.

17.      NEW ACCOUNTING STANDARDS

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. ("SFAS") 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", effective for fiscal years beginning after December 15, 1995. SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company does not believe, based on current circumstances, the effect of adoption of SFAS 121 will be material.

         In October 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock-Based Compensation", effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes the fair value based method of accounting for stock-based compensation arrangements, under which compensation cost is determined using the fair value of the stock option at the grant date and the number of options vested, and is recognized over the periods in which the related services are rendered. If the Company were to retain its current intrinsic value based method, as allowed by SFAS 123, it will be required to disclose the pro forma effect of adopting the fair value based method. To date, the Company has not made a decision to adopt the fair value based method.

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS

(in thousands except share information)

                                                                       SEPTEMBER 30, 1996
ASSETS:
Current assets:
   Cash and cash equivalents (includes restricted cash of $451)               $  5,224
   Trade and notes receivable, net of allowance for doubtful accounts
     of $4,053                                                                   7,473
   Prepaid expenses and other current assets                                       775
                                                                              --------
     Total current assets                                                       13,472

Equipment and leasehold improvements, net of accumulated
   depreciation and amortization of $18,927                                     12,460
Equipment held for sale, net of accumulated depreciation
   of $1,548                                                                       200
Investment in and advances to unconsolidated entities, net of reserves
   of $1,845                                                                     1,494
Intangible assets, net of accumulated amortization of
   $1,845                                                                          710
Other assets                                                                       790
                                                                              --------
                                                                              $ 29,126
                                                                              ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
   Current portion long-term debt and capital lease obligations               $  5,123
   Current portion convertible subordinated debt                                 2,600
   Accounts payable                                                                969
   Accrued compensation                                                            510
   Other accrued liabilities                                                     1,950
                                                                              --------
     Total current liabilities                                                  11,152

Long-term debt and capital lease obligations                                     7,253
Minority interest in consolidated partnerships                                   1,090
Convertible subordinated debt                                                    2,800
Commitments
Shareholders' Equity:

   Preferred stock, no par value, 5,000,000 shares authorized; Series B preferred shares, no par value, 300,000 shares
     authorized, no shares issued or outstanding                                  --
   Common stock, no par value, 30,000,000 shares authorized;
     2,695,251 shares issued and outstanding                                    55,996

Accumulated deficit                                                            (49,165)
                                                                              --------
   Total shareholders' equity                                                    6,831
                                                                              --------
                                                                                29,126
                                                                              ========

See accompanying notes.

                                     MEDICAL IMAGING CENTERS OF AMERICA, INC.
                                         CONSOLIDATED STATEMENTS OF INCOME


                                                           NINE MONTHS ENDED SEPTEMBER 30,
(IN THOUSANDS EXCEPT PER SHARE INFORMATION)                    1996            1995
                                                               ----            ----
REVENUES:
Medical services                                            $ 26,818        $ 33,804
Equipment and medical suite sales                                393           3,278
                                                            --------        --------
  Total revenues                                              27,211          37,082

COSTS AND EXPENSES:
Costs of medical services                                     15,533          20,306
Costs of equipment and medical suite sales                        99           2,779
Marketing, general and administrative                          2,508           2,259
Provision for doubtful accounts                                  432             688
Depreciation and amortization of equipment
and leasehold improvements                                     4,461           7,316
Amortization of intangibles                                      305             364
Equity in net income of unconsolidated entities                 (614)           (578)
Gain on disposal of equipment                                   (382)             --
Gain on sale of assets                                            --          (3,460)
Interest expense                                               1,411           2,939
Interest income                                                 (267)           (381)
Special charge                                                 1,325              --
                                                            --------        --------
  Total costs and expenses                                    24,811          32,232
                                                            --------        --------
Income before minority interest and extraordinary gain         2,400           4,850
Minority interest in net (income) loss of
  consolidated partnerships                                      (73)            246
                                                            --------        --------
Income before income taxes and extraordinary gain              2,327           5,096
Income tax provision                                              63              --
                                                            --------        --------
Income before extraordinary gain                               2,264           5,096
Extraordinary gain, net of tax                                   382              --
                                                            --------        --------
Net income                                                  $  2,646        $  5,096
                                                            ========        ========
PRIMARY EARNINGS PER SHARE:

Income before extraordinary gain                            $   0.80        $   1.94
                                                            ========        ========
Extraordinary gain                                          $   0.13        $    ---
                                                            ========        ========
Net income                                                  $   0.93        $   1.94
                                                            ========        ========
FULLY DILUTED EARNINGS PER SHARE:

Net income                                                  $   0.91        $   1.72
                                                            ========        ========
SHARES USED IN PER SHARE AMOUNTS:

Primary                                                        2,842           2,625
                                                            ========        ========
Fully diluted                                                  3,298           3,254
                                                            ========        ========

See accompanying notes.

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        NINE MONTHS ENDED SEPTEMBER 30,
(IN THOUSANDS)                                                               1996            1995
                                                                             ----            ----
OPERATING ACTIVITIES:
Net income                                                                $  2,646        $  5,096
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization                                              4,766           7,680
  Amortization of deferred financing costs                                      54              79
  Provision for doubtful accounts                                              432             688
  Equity in net income of unconsolidated partnerships                         (240)            ---
  Minority interest in net income (loss) of consolidated partnerships           73            (246)
  Net value of equipment sold                                                  158           4,093
  Extraordinary gain from debt forgiveness                                    (517)             --
  Gain on disposal of equipment                                               (382)             --
Change in assets and liabilities:
  (Increase) decrease in trade receivables                                    (194)          1,222
  (Increase) decrease in prepaid expenses and other current assets             (50)            675
  Decrease in accounts payable and other accrued liabilities                (1,254)           (132)
  Decrease in accrued compensation                                            (187)           (964)
                                                                          --------        --------
  Net cash provided by operating activities                                  5,305          18,191

INVESTING ACTIVITIES:

  Capital expenditures                                                        (324)           (640)
  Decrease in investment in and advances to unconsolidated entities, net       235             255
  Cost of acquisitions                                                        (205)            (60)
  Other, net                                                                    40              (3)
                                                                          --------        --------
    Net cash used in investing activities                                     (254)           (448)

FINANCING ACTIVITIES:
Principal payments on long-term debt and capital lease obligations         (10,619)        (15,785)
Distribution to minority interests                                              --            (151)
Redemption of Shareholder Rights                                              (133)             --
Other, net                                                                     193             189
                                                                          --------        --------
    Net cash used in financing activities                                  (10,559)        (15,747)
                                                                          --------        --------
Net (decrease) increase in cash and cash equivalents                        (5,508)          1,996
Cash and cash equivalents at beginning of period                            10,732           8,524
                                                                          --------        --------
Cash and cash equivalents at end of period                                $  5,224        $ 10,520
                                                                          ========        ========
SUPPLEMENTAL CASH FLOW DATA:

  Interest paid                                                           $  1,304        $  2,764
                                                                          ========        ========
  Income taxes paid                                                       $    230        $    161
                                                                          ========        ========
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:

  Additions to capital lease and long-term debt obligations               $    252        $  1,112
                                                                          ========        ========
  Retirement of debt and termination of capital lease obligations         $  2,400        $    771
                                                                          ========        ========
  Net value of equipment and intangible
  assets disposed                                                         $    389        $    ---
                                                                          ========        ========

See accompanying notes.

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                    COMMON SHARES
                                                ISSUED AND OUTSTANDING        ACCUMULATED
(IN THOUSANDS EXCEPT SHARE INFORMATION)           SHARES        AMOUNT          DEFICIT
-------------------------------------------------------------------------------------------
Balance at December 31, 1995                    2,479,460       $  54,691       $ (51,678)

Proceeds from issuance of common stock
   purchase warrants                              160,000             912              --
Fair value assigned to warrants issued in
   connection with debt forgiveness                    --             200              --
Stock options exercised                            55,791             193              --
Redemption of Shareholder Rights                       --              --            (133)
Net income                                             --              --           2,646
                                                -----------------------------------------
Balance at September 30, 1996                   2,695,251       $  55,996       $ (49,165)
                                                =========================================


See accompanying notes.

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The financial statements included herein have been prepared by Medical Imaging Centers of America, Inc. ("MICA" or the "Company"), without audit, according to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes the disclosures that are made are adequate to make the information presented not misleading. Further, in the opinion of the Company, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations of the Company as of and for the periods indicated, have been included.

It is suggested that these financial statements be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 1995, which are included in the Company's Form 10-K. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the full fiscal year ending December 31, 1996.

2. Steel Settlement Agreement. On January 2, 1996, Steel Partners II, L.P. ("Steel"), which as of March 19, 1996 owned 19.8% of the Company's outstanding common stock, filed proxy materials with the Securities and Exchange Commission to replace the current Board of Directors with its own representatives. As requested by Steel, the Company held a special meeting of shareholders on February 26, 1996. On March 19, 1996, the Company and Steel entered into an Agreement of Compromise and Settlement (the "Settlement Agreement"). The Settlement Agreement called for the dismissal of all pending litigation and provided for mutual releases. The Settlement Agreement also provided that the February 26, 1996 Special Meeting of Shareholders would be adjourned without any final report from the Inspector of Elections, leaving the current Board of Directors in place.

Pursuant to the Settlement Agreement, the Company initiated a process to sell or merge the Company (the "Auction Process"). The current members of the Company's Board of Directors agreed that if the process did not result in an announcement of a sale or merger transaction by June 19, 1996, a definitive agreement for a sale or merger transaction by July 19, 1996, and the consummation of a sale or merger transaction by November 19, 1996, they would resign from their positions and be replaced by designees of Steel. In addition, the Settlement Agreement also required the Company to redeem all outstanding Rights issued pursuant to the Company's shareholder rights plan and prohibited the Company from enacting a new shareholder rights plan without the prior written consent of Steel. During the Auction Process, Steel agreed that it would not acquire beneficial ownership of any of the Company's securities. Total expenditures for the proxy solicitation, including the fees and expenses of the Company's attorneys, financial advisors, public relations firm and proxy solicitors, excluding salaries and wages of its officers and employees and including the amounts reimbursed to Steel, totaled $1,325,000, and a charge was recorded to operations in the first quarter of 1996.

On July 17, 1996, Steel agreed to an amendment of the Settlement Agreement extending the date a definitive agreement for a sale or merger transaction was required to be entered into from prior to July 19, 1996 to prior to August 2, 1996.

Merger Agreement. On August 1, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with U.S. Diagnostic Labs, Inc., a Delaware corporation ("USDL"), and its wholly owned subsidiary MICA Acquiring Corporation, a California corporation ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will be merged with and into MICA whereupon the separate existence of Merger Sub will cease and MICA will become a wholly owned subsidiary of USDL (the "Merger"). Pursuant to the Merger, each outstanding share of MICA's common stock, no par value ("MICA Common Stock"), would be converted into a right to receive $11.75 in cash (the "Merger Consideration"). Each option to purchase MICA Common Stock (each a "MICA Option") would be canceled and each holder of a MICA Option would be entitled to a cash payment equal to the product of the total number of shares subject to the MICA Option and the excess of $11.75 over the exercise price per share of the MICA Common Stock subject to the MICA Option. USDL currently does not beneficially own, directly or indirectly, any of MICA's voting securities apart from any beneficial ownership interest it may have as a result of entering into the Merger Agreement. Following the Merger, MICA's Board of Directors will be filled with USDL's designees.

The Board of Directors has received a written opinion dated as of August 1, 1996 from Batchelder & Partners, Inc. ("Batchelder"), its financial advisor, stating that the Merger Consideration is fair to the MICA shareholders from a financial point of view. The amount paid to Batchelder for its written opinion was $200,000 and such a charge was recorded in the third quarter of 1996 as a marketing, general and administrative expense.

The Merger is subject to the approval of the shareholders of MICA, certain regulatory approvals and filings, including expiration of the waiting period under the Hart-Scott-Rodino Improvements Act of 1976, as amended, and other customary conditions. If the Merger is not consummated either because (i) USDL terminates the Merger Agreement by reason of the Company's material breach of the Merger Agreement and failure to cure such breach within ten (10) days' notice from USDL, or (ii) the Board of Directors of MICA withdraws, modifies or changes its approval of the Merger Agreement or the Merger in any manner adverse to USDL or Merger Sub, or determines in good faith with the advice of outside legal counsel that, in the exercise of its fiduciary obligations, termination of the Merger Agreement is required by reason of an agreement with a third party with respect to a business combination or similar transaction, MICA is obligated to pay USDL a fee of 3% of the total Merger Consideration. If the Merger is not consummated because USDL terminates the Merger Agreement because of MICA's material breach of any representations or warranties in the Merger Agreement (with such breach not cured either prior to the closing of the Merger or within thirty (30) days after written notice from USDL), MICA is obligated to pay USDL reasonable out-of-pocket expenses and fees up to $200,000. The Merger Agreement can be terminated by either party if the Merger is not consummated by November 19, 1996. A copy of the Merger Agreement has been filed on Form 8-K by the Company on August 9, 1996. A detailed description of the terms of the Merger is set forth in the proxy materials filed with the SEC on September 25, 1996.

On September 25, 1996, the Company filed proxy materials with the Securities and Exchange Commission to approve the Merger at a special meeting of shareholders to be held on November 6, 1996. The shareholders of the Company approved the Merger on November 6, 1996 with an affirmative vote of 82% of the outstanding shares of the Company's common stock.

Raytel Litigation. On September 18, 1996, Raytel Imaging Mid-Atlantic, Inc. ("Raytel") commenced litigation in the California Superior Court for the County of San Diego (the "Court") against MICA, MICA FLO I, Inc., a wholly-owned subsidiary of MICA ("MICA FLO") and USDL. Raytel's complaint alleges, among other matters, that MICA and MICA FLO breached a joint venture agreement dated December 31, 1986 among (i) Raytel's predecessor, Medical Imaging Partners, L.P., a Delaware limited partnership ("MIP"), (ii) MICA and (iii) Orlando Diagnostic Center, Inc., a Florida corporation, an unrelated third party (the "Joint Venture Agreement"). The Joint Venture Agreement was entered into for purposes of owning and operating a diagnostic medical imaging center in Orlando, Florida. Pursuant to the Joint Venture Agreement, the parties formed a California limited partnership called Orlando Diagnostic Center, L.P. ("ODC"). The complaint also asserts claims against MICA, MICA FLO and USDL for intentional interference with economic relations and conspiracy to interfere with economic relations. The complaint seeks unspecified compensatory damages, punitive damages in an amount of at least $5,000,000, declaratory relief, and injunctive relief enjoining MICA and USDL from consummating the Merger and requiring MICA either to sell its interest in ODC to Raytel for its fair market value or to purchase Raytel's interest in ODC, at Raytel's election. On October 9, 1996, Raytel filed a motion for a preliminary injunction seeking to enjoin the Merger.

On November 7, 1996, Raytel's request for an order enjoining MICA and USDL from completing the Merger until after Raytel's contractual dispute with MICA is resolved was denied by the Court. In connection with the ruling the Court ordered that both MICA and Raytel maintain the status quo regarding ODC, which was the subject of the parties' contractual dispute. The Court ordered the appointment of a receiver to manage the affairs of ODC until the matter is finally resolved.

3. Primary and fully diluted net income per share is computed on the basis of weighted average number of common shares outstanding and includes common stock equivalents when their effect is dilutive. All per share data has been restated for all periods presented to give effect to a one-for-five reverse stock split for shareholders of record on October 16, 1995.

4. An income tax provision of $63,000 was recorded for the nine months ended September 30, 1996, primarily reflecting alternative minimum and state taxes due.

5. Certain 1995 amounts have been reclassified to conform with the September 30, 1996 presentation.

                                 EXHIBIT INDEX

EXHIBIT
-------
  23.1     Consent of Certified Public Accountants